Exhibit 99

For immediate release


For information contact: William C. Bochette III, Chairman and CEO 631 West DeKalb Street P O Box 1198 Camden, South Carolina 29020 (803) 432-7575



          DeKalb Bankshares Inc., Parent Company of The Bank of Camden
                        Announces Fourth Quarter Earnings

January 21, 2004

DeKalb Bankshares Inc., parent company of The Bank of Camden, reported today that it had net income after taxes of $20,497 for the quarter ended December 31, 2003, compared with a net loss of $21,306 during the same period in 2002. Earnings per share for the fourth quarter of 2003 were $0.03, compared with a loss per share of $0.03 for the fourth quarter of 2002.

Net income for the year ending December 31, 2003 totaled $50,083 compared to a net loss of $169,274 for the comparable period in 2002.

The Company's assets totaled $33.0 million at December 31, 2003, a 29% increase from December 31, 2002. Total deposits were $23.8 million at December 31, 2003, an increase of $6.5 million from December 31, 2002. Gross loans increased $5.0 million from $16.6 at December 31, 2002 to $21.6 million at December 31, 2003.

The Bank of Camden is a state chartered bank headquartered at 631 West DeKalb Street in Camden, South Carolina. The Bank opened for business on February 20, 2001. The principal business activity of the Bank is to provide banking services to domestic markets, principally in Kershaw County, South Carolina. The deposits of the Bank are insured by the Federal Deposit Insurance Corporation.